Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Yvonne “Rie” Atkinson
410-768-8857 (office)
ratkinson@bogb.net

Glen Burnie Bancorp Announces 2012 4Q and Year End Earnings

GLEN BURNIE, MD (February 15, 2013) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, today reported fourth quarter and year end earnings for 2012.

For the quarter ended December 31, 2012, the company realized net earnings of $609,000 or $0.23 per basic and diluted earnings per share as compared to net earnings of $756,000 or $0.28 basic and diluted earnings per share for the same period in 2011. Net interest income after provisions for credit losses for the fourth quarter of 2012 was $2,961,000 compared to $2,984,000 for the same three-month period in 2011.

Net income for the year ended December 31, 2012 was $2,665,080 or $0.98 per basic and diluted earnings per share as compared to net income of $2,993,093 or $1.10 per basic and diluted earnings per share in 2011. Net interest income after provisions for credit losses for the year ended December 31, 2012 was $12,312,134 as compared to $12,786,385 in 2011. Assets as of December 31, 2012 were $387,438,269 as compared to $365,260,263 as of December 31, 2011.

2012 Performance Highlights:

•	7.26% increase in loans, net of allowance
•	6.52% increase in deposits
•	6.07% increase in total assets
•	7.61% increase in stockholder’s equity

Michael G. Livingston, President and Chief Executive Officer, stated “The bank is proud to report positive results for year end December 31, 2012. The Bank continues to see signs of the economy stabilizing with an increase in assets, driven by improving loan demand and loan growth.” Mr. Livingston added “We appreciate the confidence our customers have shown in our bank which has resulted in deposit growth for year end December 31, 2012. With the loan and deposit growth the bank maintained profitability and paid dividends for the year.”

Glen Burnie Bancorp declared four regular dividends in 2012, totaling forty cents ($0.40) per common share. On December 28, 2012, Glen Burnie Bancorp paid its 82nd consecutive dividend to shareholders of record at the close of business on December 20, 2012.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $387 million. Founded in 1949, The Bank of Glen Burnie® is a community bank with eight branch offices serving Anne Arundel County. www.thebankofglenburnie.com

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	(unaudited)	(unaudited)
	December	December
	31, 2012	31, 2011
Assets

Cash and due from banks	$9,332	$6,877
Interest bearing deposits	6,627	2,423
Federal funds sold	2,669	654
Investment securities	100,490	102,867
Loans, net of allowance	249,632	232,734
Premises and equipment at cost, net of accumulated depreciation	3,873	4,108
Other real estate owned	478	1,111
Other assets	14,337	14,486
Total assets	$387,438	$365,260

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$332,289	$311,945
Short-term borrowings	-	255
Long-term borrowings	20,000	20,000
Other liabilities	1,562	1,849
Total liabilities	353,851	334,049

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares; issued and outstanding December 31, 2012 2,736,978; December 31, 2011 2,717,909 shares	2,737	2,718
Surplus	9,605	9,438
Retained earnings	18,783	17,209
Accumulated other comprehensive gain, net of tax benefits	2,462	1,846
Total stockholders' equity	33,587	31,211

Total liabilities and stockholders' equity	$387,438	$365,260

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2012	2011	2012	2011

Interest income on
Loans, including fees	$3,191	$3,410	$13,123	$13,898
U.S. Government agency securities	189	328	894	1,489
State and municipal securities	423	415	1,706	1,606
Other	25	21	94	139
Total interest income	3,828	4,174	15,817	17,132

Interest expense on
Deposits	606	740	2,611	3,038
Short-term borrowings	-	-	2	4
Long-term borrowings	161	162	642	641
Total interest expense	767	902	3,255	3,683

Net interest income	3,061	3,272	12,562	13,449

Provision for credit losses	100	288	250	663

Net interest income after provision for credit losses	2,961	2,984	12,312	12,786

Other income
Service charges on deposit accounts	159	158	575	627
Other fees and commissions	214	231	817	862
Other non-interest income	6	(22)	20	(47)
Income on life insurance	62	59	247	240
Gains on investment securities	45	63	163	408
Total other income	486	489	1,822	2,090

Other expenses
Salaries and employee benefits	1,694	1,639	6,812	6,575
Impairment of securities	-	-	-	22
Occupancy	214	207	804	847
Other expenses	778	796	3,179	3,672
Total other expenses	2,686	2,642	10,795	11,116

Income before income taxes	761	831	3,339	3,760

Income tax expense	152	75	674	767

Net income	$609	$756	$2,665	$2,993

Net income per share of common stock	$0.23	$0.28	$0.98	$1.10

Weighted-average shares of common stock outstanding	2,733,533	2,717,906	2,728,072	2,710,455